EXHIBIT 99.1

ROCKY MOUNTAIN CHOCOLATE FACTORY REPORTS FISCAL 2023

FIRST QUARTER OPERATING RESULTS

Company to Hold Quarterly Earnings Calls Beginning July 14, 2022

DURANGO, CO / July 13, 2022 / Rocky Mountain Chocolate Factory, Inc. (Nasdaq:RMCF) (the "Company" or "RMCF"), an international franchiser and manufacturer of gourmet chocolates and other confectionary products, today reported operating results for its 2023 first fiscal quarter ended May 31, 2022.

FIRST QUARTER HIGHLIGHTS:

●	On May 6, 2022 the Company announced that it had named industry veteran food executive Rob Sarlls, as its Chief Executive Officer, effective on May 9, 2022.

●	Newsweek's list of "America's Best Retailers 2022" ranks the Company number one in the Chocolate and Candy Stores category.

●	Total revenue increased 3.1% to $7.8 million during the three months ended May 31, 2022 compared to $7.6 million during the three months ended May 31, 2021.

●

Factory sales increased 2.3% during the three months ended May 31, 2022 compared to the three months ended May 31, 2021, primarily due to a $613,000 increase in sales of product to the Company’s network of franchised and licensed retail stores partially offset by a $496,000 decrease in shipments of product to customers outside the network of franchised retail stores.

●

Same store sales at all domestic franchise locations increased 3.9% during the three months ended May 31, 2022, when compared to the three months ended May 31, 2021, with same-store sales at the Company’s domestic franchise frozen yogurt cafés increasing 20.5% during the three months ended May 31, 2022, compared to the three months ended May 31, 2021.

●	Royalty and marketing fees increased 6.0% in the three months ended May 31, 2022, primarily due to an increase in same-store sales at domestic franchise frozen yogurt cafés.

●

Net income decreased from $580,000, or $0.09 per basic and diluted share, in the three months ended May 31, 2021, to a net loss of $115,000, or $(0.02) per basic and diluted share, in the three months ended May 31, 2022.

●

Adjusted EBITDA (a non-GAAP measure defined later in this release) decreased from $1,092,000 in the three months ended May 31, 2021, to adjusted income of $927,000 in the three months ended May 31, 2022.

●

The Company’s franchisees and licensees opened one domestic Rocky Mountain Chocolate Factory location, four Cold Stone Creamery® co-branded locations, and one domestic U-swirl frozen yogurt café during the three months ended May 31, 2022.

“First quarter results reflect continued growth and momentum coming out of the recent pandemic” said CEO Rob Sarlls, who joined the Company three weeks prior to the end of the reporting period.

“Factory sales growth for the quarter, which is typically one of our slowest, was the highest for any non-pandemic first quarter results since the first quarter of FY2018,” noted Sarlls.

“The Company opened six stores this past quarter, restoring a pace of openings to pre-pandemic levels. In addition, the recent national recognition of the Company by Newsweek has resulted in a noticeably increased level of interest from potential and existing franchisees alike.

“In partnership with the Board and assistance from outside experts, management has begun a full review of the Company geared toward significantly increasing shareholder value. Our focus is on improving sales growth and profitability, and identifying additional opportunities to enhance shareholder value,” he said.

According to Sarlls, the Company’s evolving strategic planning process will focus on four primary goals:

1)	Enhancing the functionality and effectiveness of its franchise interactions and models,
2)	Securing and sustaining greater throughput in the Durango plant operations,
3)	Optimizing the business both in plant and logistic operations as well as in customer (franchisee network, specialty markets) and consumer facing functions, and
4)	Utilizing an acquisition strategy to further accelerate market expansion and growth.

CONFERENCE CALL INFORMATION

RMCF will hold its fiscal quarter 2023 earnings teleconference on Thursday, July 14, 2022, at 9:00 a.m. Eastern time. CEO Sarlls will discuss the Company’s first quarter results and provide an update on its evolving business strategy and recently introduced franchisee engagement initiatives.

Shareholders and interested parties may join the conference call by dialing 888.506.0062 and using access code 982001. International participants should dial 973.528.0011 and use access code 982001.

A replay of the conference call will be available one hour after completion of the call for 30 days by dialing 877.481.4010 and using access code 45920. International participants should dial 919.882.2331 and use passcode 45920 to access the replay.

A transcript of the call will be available at https://www.rmcf.com/Investor-Relations.aspx under press releases (RMCF Earnings Call July 14, 2022) approximately 24 hours after the call has ended.

FIRST QUARTER OPERATING RESULTS

Total revenue increased 3.1% to $7.8 million during the three months ended May 31, 2022 compared to $7.6 million during the three months ended May 31, 2021.

Total factory sales increased 2.3% to $5.2 million in the three months ended May 31, 2022 compared to $5.0 million in the three months ended May 31, 2021. The increase was primarily due to a $613,000 increase in sales of product to our network of franchised and licensed retail stores partially offset by a $496,000 decrease in shipments of product to customers outside the network of franchised retail stores. The increase in sales of product to our network of franchised and licensed retail stores was primarily the result of an increase in same-store pounds purchased and an increase in sales resulting from increases to product pricing enacted to offset the impacts of inflation. Same store pounds purchased by domestic franchise and licensed locations increased 3.9% during the three months ended May 31, 2022 when compared to the three months ended May 31, 2021.

Retail sales increased to $792,700 in the three months ended May 31, 2022 compared to $789,500 in the three months ended May 31, 2021.

Royalty and marketing fees increased 6.0% to $1.8 million in the three months ended May 31, 2022 compared to $1.7 million in the three months ended May 31, 2021, primarily due to an increase in same-store sales at domestic franchise cafés. Same store sales at all domestic franchise locations increased 3.9% during the three months ended May 31, 2022 when compared to the three months ended May 31, 2021 with same-store sales at the Company’s domestic franchise frozen yogurt cafés increasing 20.5% during the three months ended May 31, 2022 compared to the three months ended May 31, 2021. Complete lists of stores and cafés currently in operation are available on the Company’s website at www.rmcf.com and www.u-swirl.com.

The increase in franchise fees was primarily the result of a store closure and the acceleration of unrecognized franchise fee revenue during the three months ended May 31, 2022 compared to the three months ended May 31, 2021.

Income from operations decreased to an operating loss of $149,000 in the three months ended May 31, 2022 compared to income from operations of $646,000 during the three months ended May 31, 2021. The decrease in operating income was primarily as a result of an increase in general and administrative costs, including costs associated with the departure of the former Chief Executive Officer, the retention of a new Chief Executive Officer, and costs associated with a stockholder’s contested solicitation of proxies. The Company also experienced a time lag in addressing higher input costs with product price increases, which were implemented network-wide near the end of the quarter.

Net income decreased from net income of $580,000, or $0.09 per basic and diluted share, in the three months ended May 31, 2021 to a net loss of $115,000, or $(0.02) per basic and diluted share, in the three months ended May 31, 2022.

Adjusted EBITDA (a non-GAAP measure defined later in this release) decreased from adjusted income of $1.09 million in the three months ended May 31, 2021 to adjusted income of $0.92 million in the three months ended May 31, 2022.

Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP financial measure, is computed by adding depreciation and amortization, stock-based compensation expenses, costs associated with CEO severance and hiring costs, and contested proxy costs to GAAP income from operations.

This non-GAAP financial measure may have limitations as an analytical tool, and this measure should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. The Company believes that Adjusted EBITDA provides additional analytical information on the nature of ongoing operations excluding expenses not expected to recur in future periods, non-cash charges and variations in the effective tax rate among periods. For example, the Company believes that Adjusted EBITDA is useful to investors because it provides a measure of operating performance and its ability to generate cash that is unaffected by non-cash accounting measures and non-recurring expenses. However, due to these limitations, the Company uses Adjusted EBITDA as a measure of performance only in conjunction with GAAP measures of performance such as income from operations and net income. Reconciliations of this non-GAAP measure to its most comparable GAAP measure are included below.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of July 13, 2022, the Company, its subsidiaries and its franchisees and licensees operated 325 Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores in 37 states, South Korea, the Republic of Panama, and The Republic of the Philippines. The Company’s common stock is listed on the Nasdaq Global Market under the symbol “RMCF.”

Forward-Looking Statements

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These forward-looking statements involve various risks and uncertainties. The nature of the Company's operations and the environment in which it operates subjects it to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. The statements, other than statements of historical fact, included in this press release are forward-looking statements. Many of the forward-looking statements contained in this document may be identified by the use of forward-looking words such as "will," "intend," "believe," "expect," "anticipate," "should," "plan," "estimate," "potential," or similar expressions. Factors which could cause results to differ include, but are not limited to: the impacts of the COVID-19 pandemic and other global economic disruptions on our business, including, among other things, disruptions to our supply chain, including, but not limited to, raw materials and freight costs, the availability of qualified labor, online sales, factory sales, retail sales and royalty and marketing fees, our liquidity, our cost cutting and capital preservation measures, achievement of the anticipated potential benefits of the strategic alliance with Edible Arrangements, LLC and its affiliates (“Edible”), our ability to provide products to Edible under the strategic alliance, the ability to increase our online sales through the agreements with Edible, the outcome of any legal proceedings involving the Company, changes in the confectionery business environment, seasonality, consumer interest in our products, general economic conditions, the success of our frozen yogurt business, receptiveness of our products internationally, consumer and retail trends, costs and availability of raw materials, competition, the success of our co-branding strategy, the success of international expansion efforts and the effect of government regulations. Government regulations which we and our franchisees and licensees either are, or may be, subject to and which could cause results to differ from forward-looking statements include, but are not limited to: local, state and federal laws regarding health, sanitation, safety, building and fire codes, franchising, licensing, employment, manufacturing, packaging and distribution of food products and motor carriers. For a detailed discussion of the risks and uncertainties that may cause the Company's actual results to differ from the forward-looking statements contained herein, please see the section entitled "Risk Factors" contained in Item 1A. of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2022, as amended by Amendment No. 1 on Form 10-K/A filed on June 28, 2022. Additional factors that might cause such differences include, but are not limited to: the length and severity of the current COVID-19 pandemic and its effect on among other things, factory sales, retail sales, royalty and marketing fees and operations, the effect of any governmental action or mandated employer-paid benefits in response to the COVID-19 pandemic, and the Company’s ability to manage costs and reduce expenditures in the current economic environment and the availability of additional financing if and when required. These forward-looking statements apply only as of the date hereof. As such they should not be unduly relied upon for more current circumstances. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that might reflect events or circumstances occurring after the date of this press release or those that might reflect the occurrence of unanticipated events.

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during
	the three months ended	Stores open as of
	May 31, 2022	May 31, 2022
United States
Rocky Mountain Chocolate Factory
Franchise Stores	1	154
Company-Owned Stores	0	2
Cold Stone Creamery	4	100
International License Stores	0	5
U-Swirl
Franchise Stores	1	62
Company-Owned Stores	0	3
International License Stores	0	1
Total	6	327

SELECTED BALANCE SHEET DATA

(in thousands)

(unaudited)

	May 31, 2022	February 28, 2022
Current Assets	$15,426	$14,998
Total Assets	27,492	26,881
Current Liabilities	5,699	5,312
Total Liabilities	8,075	7,481
Stockholder's Equity	$19,417	$19,400

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended May 31,		Three Months Ended May 31,
	2022	2021	2022	2021
Revenues
Factory sales	$5,158	$5,041	65.9%	66.4%
Royalty and marketing fees	1,809	1,707	23.1%	22.5%
Franchise fees	67	56	0.9%	0.7%
Retail sales	793	790	10.1%	10.4%
Total Revenues	7,827	7,594	100.0%	100.0%

Costs and expenses
Cost of sales	4,724	4,546	60.4%	59.9%
Franchise costs	494	552	6.3%	7.3%
Sales and marketing	528	413	6.7%	5.4%
General and administrative	1,631	845	20.8%	11.1%
Retail operating	472	444	6.0%	5.8%
Depreciation and amortization, exclusive of depreciation and amortization expense of $160 and $152 included in cost of sales, respectively	127	148	1.6%	1.9%
Impairment of long-lived assets	-	-	0.0%	0.0%
Costs associated with Company-owned store closures	-	-	0.0%	0.0%
Total Costs and Expenses	7,976	6,948	101.9%	91.5%

Income from operations	(149)	646	-1.9%	8.5%

Other income (expense)
Interest income	2	5	0.0%	0.1%
Gain on insurance recovery	-	167	0.0%	2.2%
Other Income, net	2	172	0.0%	2.3%

Income before income taxes	(147)	818	-1.9%	10.8%

Provision for income taxes	(32)	238	-0.4%	3.1%

Consolidated net income	(115)	580	-1.5%	7.6%

Basic Earnings Per Common Share	$(0.02)	$0.09
Diluted Earnings Per Common Share	$(0.02)	$0.09

Weighted Average Common Shares Outstanding	6,206,939	6,118,433

Dilutive Effect of Employee Stock Awards	-	171,277

Weighted Average Common Shares Outstanding, Assuming Dilution	6,206,939	6,289,710

GAAP RECONCILIATION

ADJUSTED EBITDA

(in thousands)
(unaudited)

	Three Months Ended May 31,
	2022	2021	Change
GAAP: Income from Operations	$(149)	$646	n/m
Depreciation and Amortization	287	300
Stock-Based Compensation Expense	132	146
Costs associated with non-recurring expenses (1)	657	-
Non-GAAP, adjusted EBITDA	$927	$1,092	-15.1%

(1) Non-recurring expenses include costs associated with the departure of the former Chief Executive Officer, the retention of a new Chief Executive Officer, and costs associated with a stockholder’s contested solicitation of proxies.